Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Hemispherx Biopharma, Inc. and Subsidiaries of our report dated June 1, 2006, relating to the December 31, 2005 consolidated financial statements and financial statement schedules of Hemispherx Biopharma, Inc. and Subsidiaries, which appear in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO SEIDMAN, LLP
BDO SEIDMAN, LLP

Philadelphia, Pennsylvania
August 11, 2008